Exhibit 99.1

News

CONTACTS:	FOR IMMEDIATE RELEASE

Investors

Media

Josh Hirsberg

Robert W. Stewart

702.699.5269

702.699.5043

hirsbergj@parkplace.com	stewartr@parkplace.com

Caesars Entertainment launches new name,
new era at The New York Stock Exchange

NEW YORK CITY, January 6, 2004 – A regal Caesar, a resplendent Cleopatra and a pair of rugged Centurions today joined top executives of the world’s largest casino company at The New York Stock Exchange to ring in a new name and a new era as Park Place Entertainment Corporation officially became Caesars Entertainment, Inc. at the NYSE Opening Bell™.

“Today marks a major milestone in the history of our company as we adopt the name ‘Caesars’ – the most powerful brand in gaming and one of the best-known brands of any kind in the world,” said Caesars Entertainment President and Chief Executive Officer Wallace R. Barr.

After ringing the Opening Bell, Barr stepped onto the trading floor to initiate the first stock transaction under the company’s new trading symbol – NYSE: CZR. The proceeds of the $10,000 trade were earmarked to benefit one of the company’s major philanthropic initiatives – the Caesars Entertainment Scholarship Fund for the College of Hotel Administration at the University of Nevada, Las Vegas.

Barr was joined at the Exchange by Caesars Executive Vice President and General Counsel Bernard E. DeLury, Jr., Executive Vice President and Chief Financial Officer Harry C. Hagerty and other senior executives.

With 29 casino resorts in five countries on four continents, annual net revenue of $4.7 billion and 54,000 employees, Caesars Entertainment immediately takes its place as one of the major powers in international gaming. In addition to its signature brand, the company also operates casino resorts under the Bally’s, Flamingo, Grand, Hilton and Paris names.

Changing the company’s name to Caesars Entertainment is intended to strengthen the company’s position as a global leader in the gaming industry and drive increased recognition of the company, its corporate objectives and its strategy, Barr said.

3930 Howard Hughes Parkway • Las Vegas, Nevada 89109 • 702.699.5000 • www.caesars.com

In particular, the new name will ease the company’s entry into new markets, both domestic and international, which is a key part of the Caesars growth strategy, Barr added.

 “Our new name already has begun to open doors as we look to enter new markets, engage new partners and undertake new projects,” Barr said. “It is clear to us that the Caesars name commands tremendous respect throughout the United States and around the world. We intend to capitalize on that strength as we move forward.”

The company is focused on driving growth by developing new projects both in new markets and at existing properties; achieving cost savings by operating its existing facilities more efficiently; and strengthening its financial base by continuing to reduce indebtedness.

In pursuit of that strategy, the company in recent months has:

•                  Made significant progress in its plans to develop and manage a casino resort in the Catskill Mountains in New York, approximately 90 minutes north of New York City, in partnership with the Saint Regis Mohawk Tribe, which will own the resort. The project has been endorsed by local, county and state government officials and is awaiting approval by the U.S. Bureau of Indian Affairs, the National Indian Gaming Commission and the State of New York.

•                  Entered into negotiations with the Pauma-Yuima Band of Mission Indians in Southern California to develop and manage a Caesars-branded casino on tribal lands near Pauma Valley in northern San Diego County, within a few hours drive for millions of potential customers.

•                  Submitted a bid to build and operate a Caesars-brand casino to serve the greater Chicago market. The new facility has been proposed for a site in Rosemont, Illinois, near O’Hare International Airport, accessible from major freeways and located near the state’s second-largest convention facility, 6,000 hotel rooms and a well developed entertainment district that includes the 18,000-seat Allstate Arena and the 4,300-seat Rosemont Theatre.

•                  Reached a definitive agreement to sell the Las Vegas Hilton for approximately $280 million to a subsidiary of Colony Capital, LLC of Los Angeles. The proceeds will be used to pay down debt, which, as of September 30, 2003, had been reduced by $650 million to $4.65 billion since January 2002.

The company also has continued to create new attractions and amenities at its existing properties. Completed in 2003 were:

•                  Jimmy Buffett’s Margaritaville café and entertainment facility, which opened at the Flamingo Las Vegas on December 11 to enthusiastic crowds. A grand opening gala featuring two Jimmy Buffett performances is scheduled for January 22.

•                  The Colosseum at Caesars Palace, a 4,100-seat, state-of-the art theater that opened on March 25 with the premier of “A New Day,” the theatrical spectacular starring Celine Dion. Sir Elton John will launch his new show, “The Red Piano” at the Colosseum on February 13 for 25 performances a year over three years.

•                  Bradley Ogden at Caesars Palace, the namesake restaurant of the James Beard award-winning Bay Area chef, his first venture outside California.

•                  Chariot Run, an equestrian-themed, 7,000-yard golf course near Caesars Indiana, which features bent grass greens, fairways and tees and a series of parking lakes intended to challenge golfers of every level.

•                  The Gateway at Bally’s Atlantic City, which links Bally’s to the Claridge Casino with an elegant walkway featuring new shops, dining facilities and the latest slot machines, along with 14,000 square feet of new meeting and convention space.

•                  The Blue Martini at Bally’s Atlantic City, an inviting bar and live entertainment venue featuring plush banquettes and intimate tables along with the most inventive bar menu on the Boardwalk.

Projects currently under development or construction are:

•                  A new 949-room, 26-story luxury hotel tower at Caesars Palace, designed to be among the most elegant in Las Vegas. The $289 million tower will be the centerpiece of a $376 million expansion that includes a $76 million addition to the resort’s convention and meeting facilities and $11 million in related enhancements. When completed in 2005, the new 345-foot-tall luxury tower will bring the total number of rooms available at Caesars Palace to more than 3,370.

•                  The Pier at Caesars in Atlantic City, a new, high-end retail, dining and entertainment complex to be developed by The Gordon Group on the site of the former Million Dollar Pier across the Boardwalk from Caesars Atlantic City. Opening is scheduled for 2005.

•                  The Mesa Grill at Caesars Palace, the first restaurant outside of New York City to be opened by celebrity chef and television host Bobby Flay. The restaurant is scheduled to debut by mid-2004.

•                  The Plaza at Caesars Palace, set atop a new underground parking garage at the corner of Las Vegas Boulevard and Flamingo Road, will offers guests entering the property from pedestrian bridges an array of enticing dining and entertainment experiences. Opening is scheduled for mid-2004.

•                  The Forum Shops at Caesars Palace, which will add 175,000 square feet to its 500,000-square-foot, Roman-themed shopping village in late 2004. The three-level expansion will extend the current facility east to front on Las Vegas Boulevard.  The Forum Shops at Caesars is owned and operated by the Simon Property Group, Inc.

Brand History

Although its name is new, the company traces its roots back more than 50 years. The new Caesars Entertainment represents the union of four legendary gaming organizations – Caesars World, Hilton gaming, Bally’s and Grand Casinos. The company was created on December 31, 1998 under the name Park Place Entertainment Corporation, as a spin-off of Hilton Hotels Corporation. It simultaneously acquired three Grand Casinos properties in Mississippi and in 1999 purchased most of the assets of Caesars World.

The company’s most historic property, The Flamingo, opened on the Las Vegas Strip on the day after Christmas, 1946. Located seven miles south of what was then the center of Las Vegas, the debut of the Flamingo marked the beginning of Las Vegas luxury resorts.

The original Flamingo featured 105 guest rooms, a health club, a 40-horse riding stable, swimming pool, tennis courts, squash and handball facilities, a trapshooting range and a nine-hole golf course. The property was purchased by Hilton Hotels Corporation in the 1970s and operated as the Flamingo Hilton until Hilton completed the spin-off of its casino properties into the newly-created Park Place Entertainment. Today, the company operates two Flamingo resorts – the recently updated original in Las Vegas and another in Laughlin, Nevada.

Caesars Palace opened its doors as Las Vegas’ first fully-themed casino resort on August 5, 1966, with 680 guest rooms and the 980-seat Circus Maximus showroom. From the outset, Caesars set the bar for world class entertainment and quickly became the most famous casino in the world, featuring famous headliners, internationally acclaimed sporting events and unparalleled, high-limit gaming action. Following a number of corporate ownership transitions, the Caesars properties were acquired by Park Place Entertainment on December 29, 1999. The company now operates Caesars casinos in Las Vegas, Atlantic City, Lake Tahoe, southern Indiana, South Africa and on cruise ships owned by Crystal Cruises, Inc.

The International, which later became the Las Vegas Hilton, opened on July 2, 1969, with 1,500 rooms. The opening night headliner was Barbra Streisand. Less than a month later, on July 31, 1969, Elvis Presley made the first of what would become many appearances in the International – and later the Hilton – showroom. The property was acquired by Hilton Hotels in 1971, and was included in the Park Place spin off on January 1, 1999. Included in the company’s current portfolio are three Hilton casino resorts in Las Vegas, Reno and Atlantic City.

Bally’s Park Place (now Bally’s Atlantic City), the first casino resort owned and operated by Bally Manufacturing Corporation, a longtime maker of pinball games and slot machines, opened at the center of the Boardwalk in Atlantic City in December 1979. Seven years later, Bally Manufacturing acquired the former MGM Grand in Las Vegas and branded it as Bally’s Las Vegas.

Bally Manufacturing’s casino resorts were spun off and acquired by Hilton Hotels in 1996. They became part of the Park Place portfolio with the Park Place spin-off in January 1999.

The company currently operates four Bally’s casinos in Las Vegas, Atlantic City, Tunica, Mississippi and New Orleans, Louisiana.

Grand Casinos, a Minnesota-based company that had partnered in a number of Native American casinos, began opening properties in Mississippi in 1993 with the debut of the Grand Casino Gulfport. It was followed by Grand Casino Biloxi in 1994 and Grand Casino Tunica in 1996. On January 1, 1999, the Mississippi operations of Grand Casinos, Inc. were merged into the newly created Park Place Entertainment.

Paris Las Vegas, a beautifully-wrought re-creation of the romantic City of Light, was the dream of the late Arthur Goldberg, who led Bally Manufacturing, Hilton Hotel’s gaming division and then Park Place Entertainment until his death in October 2000. Opened by Park Place in September 1999 with 2,916 rooms, eight restaurants, five bars, a 50-story replica of the Eiffel Tower and a one-third scale rendering of the Arc de Triomphe, Paris Las Vegas created a new benchmark for quality and efficiency on the Las Vegas Strip.

About Caesars Entertainment

Caesars Entertainment, Inc. (NYSE: CZR) is one of the world’s leading gaming companies. With $4.7 billion in annual net revenue, 29 properties on four continents, 29,000 hotel rooms, two million square feet of casino space and 54,000 employees, the Caesars portfolio is among the strongest in the industry. Caesars casino resorts operate under the Caesars, Bally’s, Flamingo, Grand Casinos, Hilton and Paris brand names. The company has its corporate headquarters in Las Vegas.

Additional information on Caesars Entertainment can be accessed through the company’s web site at www.caesars.com.

NOTE: This press release contains “forward-looking statements” within the meaning of the federal securities law, which are intended to qualify for the safe harbor from liability provided there under. All statements which are not historical statements of fact are “forward-looking statements” for purposes of these provisions and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements include statements regarding the effect the company’s name change will have on the company, the company’s ability to enter new or existing gaming markets and develop new gaming projects, the effect of such projects and opportunities on the company, all financial projections, the company’s strategy, existing and potential new development and expansion projects and opportunities being pursued, construction projects, the costs thereof and the timing to complete such projects and/or statements of belief  Risk factors that could affect these forward-looking statements include the strength of the brand name, limits to entry into new or existing gaming markets, ability to secure gaming and development opportunities within new or existing gaming markets, receiving necessary regulatory approvals for new gaming ventures and matters associated with construction projects, such as construction delays and actual construction costs.  Additional information concerning potential risk factors that could affect the company’s future performance are described from time to time in the company’s reports filed with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2002 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003. The reports may be viewed free of charge at the following website: www.sec.gov. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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